Exhibit 10.12

OPTION AGREEMENT

This Option Agreement (this "Agreement"), dated as of July 9th, 2019 (the "Effective Date"), is entered into between Tar Sands Holdings II, LLC, a Utah limited liability company ("Optionor''), and Vivakor, Inc., a Nevada corporation ("Optionee").

RECITALS

WHEREAS, Optionor is the owner of that certain real property particularly described in Exhibit A attached hereto (the "Property"), including all appurtenances, rights and benefits pertaining to the Property, and any and all Permits (as defined below) to which the Property is subject; and of the improvements and equipment located on the Property (the "Assets"); and

WHEREAS, Optionor wishes to grant to Optionee, and Optionee wishes to obtain from Optionor, an irrevocable and exclusive option to purchase the Property, the Permits (to the extent transferrable) and the Assets during the "Option Term" (as defined below), subject to the terms and conditions set forth below, which terms and conditions shall include, among other things, the entitlement of Optionor to enter into one or more back-up offers and to enter into a "Refinery Property Transaction" (as defined below).

NOW, THEREFORE, in consideration of the Option Payment and the other mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Grant of Option. Subject to Optionee's timely payment of the Option Payment (as defined below), and on the terms and conditions set forth herein, Optionor hereby grants to Optionee an option to purchase the Property, the Assets and all Permits, insofar as such Permits are transferable (the "Option").

2.         Option Term. The term of the Option ("Option Term") shall commence on the Effective Date and automatically expire on the date that is twelve (12) months after the Effective Date ("Option Termination Date"), unless duly extended, exercised or sooner terminated as provided below in this Agreement.

3.          Option Consideration.

a.	Option Payment. The Option is granted in consideration of Optionee's payment to Optionor of the amount of Two Hundred Thousand Dollars ($200,000.00) ("Option Payment"), in the incremental payments described below, payable by Optionee's wire transfer of such Option Payment to an account designated by Optionor. Such Option Payment shall be due and payable in the following increments: (i) simultaneous with the execution and delivery of this Agreement, Optionee is paying to Optionor the amount of Ten Thousand and 00/100 Dollars ($10,000.00), which $10,000.00 amount shall be fully earned by Optionor upon delivery thereof and shall be non-refundable to Optionee except upon the occurrence of an "Optionor Default" (as such term is hereinafter defined) or in accordance with Section 8 below, and (ii) the remaining One Hundred Ninety Thousand and 00/100 Dollars ($190,000.00) of the Option Payment shall be due and payable by Optionee to Optionor within one (1) business day after the occurrence of the last to occur of the following events (collectively, the "Payment Conditions"): (aa) Optionee receiving, from the Utah Division Of Water Quality, a groundwater discharge permit by rule, and (bb) Optionee receiving an exploratory permit from the Utah Division Of Oil Gas And Mining ("DOGM"). In the event that all of the Payment Conditions do not occur within sixty (60) calendar days of the date hereof, then either party shall be entitled to immediately cancel and terminate this Agreement by providing written notice to the other party.

1

b.	Option Payment Earned Upon Delivery. Optionee acknowledges and agrees that the Option Payment constitutes consideration to Optionor for Optionor's agreement to (i) enter into this Agreement with Optionee, (ii) not sell the Property or the Assets, or transfer the Permits, to another purchaser during the Option Term; Optionor shall, however, be entitled to seek and enter into one or more back-up offers and to enter into a Refinery Property Transaction, and (iii) sell the Property and the Assets, and transfer the Permits, insofar as such Permits are transferable, to Optionee on the mutually agreed upon terms and conditions and for the Purchase Price set forth in the Purchase and Sale Agreement (as defined below), provided that Optionee has fully and timely exercised the Option in the manner provided in Section 7 below, and further provided that Optionor and Optionee enter into a mutually agreed upon Purchase and Sale Agreement, containing all of the material terms and conditions set forth in Exhibit B attached hereto. The Option Payment shall be fully earned by Optionor upon delivery thereof and shall be non-refundable to Optionee except upon the occurrence of an Optionor Default or in accordance with Section 8 below. As used herein the term "Optionor Default" shall mean Optionor selling the Property and the Assets, and transferring the Permits, to another purchaser during the Option Term. As more particularly set forth herein, Optionor entering into one or more back-up offers and/or a Refinery Property Transaction shall expressly NOT constitute an Optionor Default.

4.         Extension Options. Provided that Optionee is not then in material default under this Agreement, Optionee shall have the right to extend the Option Term for two (2) successive periods of ninety (90) days each (each an "Extension" or, collectively, the "Extensions") by providing written notice to Optionor of Optionee's intention to extend the term of the Option, and paying to Optionor: (A) One Hundred Thousand Dollars ($100,000) with respect to the first Extension, and (B) an additional Two Hundred Thousand Dollars ($200,000) with respect to the second Extension (collectively, the "Extension Payments" or, individually, an "Extension Payment") on or before the date that is thirty (30) days prior to the then current Option Termination Date. Each Extension Payment, when made, shall be fully earned by Optionor upon delivery thereof, and shall be non refundable to Optionee, except in the event of the occurrence of an Optionor Default or in accordance with Section 8 below. Provided that Optionee timely exercises the applicable Extension, and timely and fully pays the associated Extension Payment, Optionee's exercise of such Extension shall expressly NOT constitute an Optionee Default.

5.          Access to the Property. During the Option Term, Optionor shall provide to Optionee complete access to all facilities, books and records relating to the Property, and any and all equipment located on the Property, the Assets, and the Permits; and provide to Optionee copies of such books and records and shall cause the managers, directors, employees, attorneys, accountants and other agents and representatives (collectively, "Representatives") of Optionor to fully cooperate with Optionee and Optionee's Representatives in connection with Optionee's due diligence investigation of Optionor and the Property (collectively, "Due Diligence"). Optionee will not have any obligation to continue with its Due Diligence investigation or to exercise the Option if, at any time during the Option Term, the results of Optionee's Due Diligence investigation are not satisfactory for any reason in Optionee's sole discretion or for no reason. All disturbance and damage to the Property or the Assets caused as a consequence of Optionee's Due Diligence investigation and related activities (including, but in no event limited to, all disturbance and damage to the Property or the Assets caused in connection with the performance of the "Geological Surveys" described below) shall be promptly, reclaimed, restored, and repaired by Optionee at Optionee's sole cost and expense, as may be required by DOGM.

6.         Geological Surveys; Title Matters.

a.	Geological Surveys. As part of its Due Diligence investigation, Optionee may, at Optionee's sole cost and expense, conduct extensive geological, seismic or other surveys of the Property (the "Geological Surveys") to establish with greater accuracy the reserves on the Property and other characteristics of the tar sands deposits. Optionor acknowledges and agrees that Optionee may conduct the Geological Surveys; provided, however, in the event that Optionee determines for any reason not to exercise the Option or close the purchase and sale transaction described herein, then Optionee shall provide to Optionor copies of all reports produced or generated by or in connection with the Geological Surveys. All Geological Surveys and other activities performed by Optionee during the Option Term shall be performed and conducted in accordance with the terms and conditions set forth herein and all applicable federal, state, and local laws, rules, and regulations (collectively, "Applicable Law").

2

b.	Title Matters. As part of its Due Diligence investigation, Optionee may, at its sole cost and expense, obtain a title commitment for title insurance or an Attorney's Title Opinion ("Title Documentation") from either a reputable title insurance company licensed to do business in the State of Utah or an attorney chosen by Optionee ("Title Insurer"), and shall deliver a copy of the Title Documentation to Optionor and Optionee at least three (3) months prior to the end of the Option Term ("Title Period"); the parties agree that the Title Period shall automatically expire at the end of the Option Term.

i.	In the event the Title Insurer shall report to Optionee any defects in title, other than the Permitted Exceptions (as defined below) ("Title Objections"), Optionee shall notify Optionor of such Title Objections ("Objection Notice") prior to the expiration of the Title Period. Any title exceptions or conditions not included in the Objection Notice, as provided herein, shall be deemed to be Permitted Exceptions. The term "Permitted Exceptions" shall mean (i) easements, rights of way, encumbrances, conditions, covenants, restrictions, reservations and other matters of record, other than monetary liens, encumbrances, judgments and other exceptions which are in liquidated amounts and which are caused/ created by Optionor or its predecessors-in interest, and may be remedied by the payment of an ascertainable sum, (ii) applicable building and zoning ordinances, laws, regulations and restrictions by governmental authorities, and (iii) all title matters either accepted or waived by Optionee pursuant to the operation of Section 6.b.ii. below.

ii	If Optionee notifies Optionor pursuant to Section 6.b.i. of any Title Objections, Optionor shall elect whether or not to cure the Title Objections and shall deliver written notice of such election to Optionee within ten (10) days after receipt of the Objection Notice. In the event Optionor does not timely respond to the Objection Notice as provided above, Optionor shall be deemed to have elected not to cure the Title Objections. If Optionor does not elect to cure the Title Objections within such time, Optionee shall have the right, as its sole and exclusive remedy, to either (i) accept title to the Property subject to the Title Objections without abatement of the Purchase Price in which case such Title Objections shall be deemed Permitted Exceptions or (ii) not exercise the Option. If Optionor elects to cure the Title Objections, then Optionor's obligation to cure the Title Objections shall be included as a condition to Closing under the Purchase and Sale Agreement and shall be governed by the terms thereof. If the Option is exercised, the terms of this paragraph shall survive the expiration of this Agreement.

7.         Exercise of Option. At any time during the Option Term, as such Option Term may be extended in connection with one or both of the Extensions described in Section 4 hereof, if Optionee is not then in material default under this Agreement, Optionee may exercise the Option by timely sending Optionor a written notice of Optionee's intention to exercise the Option ("Exercise Notice"). If Optionee elects to exercise the Option, Optionee shall use commercially reasonable efforts to send the Exercise Notice at least sixty (60) days prior to the end of the Option Term, but Optionee's failure to do so shall not be deemed a default by Optionee under this Agreement; notwithstanding the foregoing, Optionee's failure to either: (A) send the Exercise Notice to Optionor at least fifty (50) days prior to the end of the Option Term, or (B) exercise the applicable Extension and pay the applicable Extension Payment on or before the date that is thirty (30) days prior to the then current Option Termination Date, then Optionee shall be deemed to be in default under this Agreement. Within ten (10) business days of Optionor's receipt of the Option Notice, Optionor shall deliver to Optionee a draft of the Purchase and Sale Agreement, containing all of the material terms and conditions set forth in Exhibit B attached hereto; and such other terms, conditions, covenants, representations and warranties as are mutually acceptable to Optionor and Optionee (the "Purchase and Sale Agreement"); among other things, the Purchase and Sale Agreement shall provide that the purchase and sale transaction contemplated therein will close within thirty (30) days of the expiration of the Option Term. Optionee acknowledges and agrees that, in the Purchase and Sale Agreement, Optionor will expressly NOT be making any representations or warranties relating to the condition, repair, value, or fitness for a particular purpose of the Property, the Assets, or the Permits, the quantity or quality of the resources or reserves located on the Property, any royalty obligations associated with the Property, types or marketability of products that might be produced using the resources or reserves located at the Property, the potential for Optionee to be able to operate a successful business, or any similar representations or warranties. As a consequence, Optionee expressly acknowledges and agrees that, in the event Optionee acquires the Property, the Assets, and the Permits, insofar as such Permits are transferable, such acquisition shall be on an 'As-is,' 'Where-is,' 'With-all-faults' basis, with Optionee making its decision to purchase or not purchase solely based upon Optionee's Due Diligence investigations. Optionor and Optionee shall use their best efforts and collaborate in good faith to negotiate the full terms of the Purchase and Sale Agreement, which Purchase and Sale Agreement must be executed not later than the Option Termination Date, except that, in the event one or both of the Extensions become effective, the Option Termination Date shall be extended by the length of the applicable Extension(s). If Optionee does not timely exercise the Option in the manner described herein on or before the Option Termination Date, or in the event that the Purchase and Sale Agreement is not executed by both parties hereto by the Option Termination Date (except that the Option Termination Date may be extended by the length of any properly exercised Extension(s)), then Optionor shall have the right to terminate this Agreement and retain the Option Payment and any Extension Payment(s) which, as described herein, are deemed to be fully earned by Optionor upon delivery, and are non-refundable, except upon the occurrence of an Optionor Default or in accordance with Section 8 below. Thereafter, neither party shall have any further obligations hereunder except for those that expressly survive termination of this Agreement.

3

8.         Damage or Destruction. If, prior to the exercise of the Option and through no fault of Optionee, a substantial part of the Property is destroyed by earthquake, accident or other casualty which renders extracting the tar sands resources located at the Property to be materially more difficult than as of the Effective Date, Optionee may cancel this Agreement by giving written notice to Optionor and shall be entitled to the return of the Option Payment and any Extension Payments then made. However, Optionee shall have no right to cancel this Agreement if, within ten (10) business days after Optionee gives written notice of cancellation to Optionor, the Property has been repaired or otherwise mitigated to the extent that extracting tar sands resources located on the Property is not materially more difficult than as of the Effective Date. By way of clarification, destruction or damage to the "Refinery Equipment" (as such term is hereinafter defined), other equipment, or other Assets located at the Property shall expressly NOT grant to Optionee either the right to cancel this Agreement or the entitlement to have returned to Optionee any of the Option Payment or any Extension Payments then made.

9.         Optionor's Obligation to Maintain.

a.	Maintenance of Property and Assets. During the Option Term, Optionor will maintain, repair and replace, as necessary, the Property and the Assets in their existing condition, reasonable wear and tear excepted.

b.	Maintenance of Permits. During the Option Term, Optionor will maintain any and all permits and other operational authorizations, such as licenses or leases issued by any state or local agency, commission, board or authority, including but not limited to all surface leases, all mining rights, all surface use permits, any groundwater or other environmental permits existing as of the Effective Date, and as required for and/or connected in any way to the operation of the Property (the "Permits") in full effect and good standing. Optionee expressly acknowledges and agrees to the following matters with respect to the Permits:

i.	That the Permits which Optionor currently possesses apply to specific mining plans, processes, and methods which prior owners of the Property and the Assets proposed to utilize in connection with such prior owners' plans to mine, refine, and process oil and tar sands at the Property. Since Optionee intends to utilize different processes and methods in connection with mining, refining, and processing oil and tar sands at the Property, it is expected: (A) that some or all of the Permits will be inapplicable to the specific operations contemplated by Optionee, and (B) that Optionee's Due Diligence investigations, operations, and other activities on or at the Property during the Option Term, as well as Optionee's long-term operations and activities after purchasing the Property and the Assets, is virtually certain to result in Optionee being required to secure replacement or additional permits (collectively, "Additional Permits"). Such Additional Permits shall be secured by Optionee at its sole cost and expense and in full compliance with Applicable Law. Optionor and Optionee also acknowledge and agree that, in the event a Refinery Property Transaction occurs: (a) Optionee will be responsible for obtaining, at Optionee's cost and expense, amendments to various of the Permits which become necessary as a consequence of the occurrence of the Refinery Property Transaction, and (b) Optionee will promptly and fully cooperate with any subdivision proceedings which are associated with, and become necessary as a consequence of, the occurrence of the Refinery Property Transaction.

ii.	That the ultimate approval of direct or indirect transfers of the Permits is under the jurisdiction of DOGM and other federal, state, and local governmental or quasi-governmental agencies or entities. Consequently, Optionee shall be responsible for securing, with Optionor's full collaboration, from DOGM and any other applicable agencies and entities, approvals for the transfer of the Permits (as such Permits may be affected by the Refinery Property Transaction, in the event such Refinery Property Transaction occurs), with Optionor making no representations or warranties that any or all of such Permits are transferable. Optionee is also aware that, in the event Optionee chooses to purchase the Property, Assets, and Permits, insofar as such Permits are transferable, in a so-called 'asset purchase' transaction it is likely that some or all of the Permits will not be transferable to Optionee, and that Optionee will be required to secure new or replacement Permits.

4

10.       Conduct of Business; Terms And Conditions Relating To Optionor's Rights With Respect To The Refinery And The Possible Sale Of The Refinery Property.

a.	Conduct of Business. During the Option Term, Optionor shall conduct its business with respect to the Property and the Assets only in the ordinary course and consistent with past practices, and Optionor shall not, without Optionee's prior consent, (a) mortgage, pledge or subject to encumbrance any of its assets or properties, other than those encumbrances arising by operation of law in the ordinary and usual course of business and those encumbrances incurred to secure existing credit lines and loan agreements; (b) except in the ordinary course of business, modify or amend, or cancel, any existing contract, agreement or understanding involving the Property or the Assets; or (c) enter into any contract, lease, license, agreement or other commitment that is material to Optionor's business, the Property, the Assets or financial position. In connection with the foregoing, and as it has done in the past, Optionor shall continue to be entitled to sell unprocessed tar sands on a periodic basis, provided that the aggregate amount of unprocessed tar sands which may be sold by Optionor during the Option Term shall not exceed 20,000 tons.

b.	Refinery Property. Optionor and Optionee acknowledge that a significant amount of refinery associated equipment is currently situated on the Property (collectively, the "Refinery Equipment"). As disclosed by Optionor to Optionee, Optionor has entered into a Purchase And Sale Agreement relating to a "Refinery Property Transaction" (as such term is hereinafter defined), pursuant to which a third party may purchase all or a portion of the following (collectively, the "Refinery Property"): the refinery, the associated Refinery Equipment, and the real property upon which the Refinery Equipment is currently situated, as well as adjacent real property that would be used in connection with Refinery operations (all of which real property is part of the Property described herein). Depending upon the results of its further due diligence, such third party may desire to purchase all or a portion of the Refinery Property (the "Refinery Property Transaction"). Notwithstanding that, pursuant to the terms and conditions of Section 3.b. of this Agreement, Optionor has agreed that it will not sell the Property or the Assets, or transfer the Permits, to another purchaser during the Option Term (or until Closing, if the Option is exercised), Optionor shall nevertheless be expressly entitled to pursue, and enter into, the Refinery Property Transaction during the Option Term or at any other time during which Optionor owns the Property with such Refinery Property Transaction expressly NOT constituting an Optionor Default hereunder. In the event Optionor engages in the Refinery Property Transaction, (i) the Refinery Property that is part of the Refinery Property Transaction shall not be considered to be part of the Assets hereunder, (ii) one-half (1/2) of the total consideration paid for the Refinery Property by such third party purchaser in connection with the Refinery Property Transaction, shall be deducted from the Purchase Price under the Purchase and Sale Agreement, (iii) the amounts actually paid by Optionee in connection with the Option Payment and the Extension Payments, if any, shall be credited towards the Purchase Price, and (iv) such Refinery Property Transaction shall expressly NOT constitute an Optionor Default hereunder.

11.       License.

a.	During the Option Term, Optionor shall grant to Optionee a revocable license (the "License"), which can only be revoked upon an Optionee Default or at the end of the Option Term (unless the Option is exercised), pursuant to which Optionee shall have, subject to obtaining the necessary Additional Permits and other approvals and otherwise acting in compliance with the standards and requirements of Applicable Law, and at the sole cost and expense of Optionor, the right to (i) place its oil, tar sands, or any other extraction equipment on the Property, (ii) mine or otherwise extract tar sands materials from the Property for processing using Optionee's equipment, and (iii) store produced oil and other solvents, solutions or liquids produced by or necessary for use in connection with Optionee's processes and equipment. Optionee shall maintain accurate records of the amount of tar sands material processed by Optionee and shall provide monthly records to Optionor. In addition to the Option Payment, Optionee shall pay to Optionor an amount equal to Two Dollars ($2.00) per ton of tar sands material processed by Optionee, with the applicable payments being made within ten (10) days after the last day of each calendar month during the Option Term; provided, however, that all of the tar sands which Optionee purchases and acquires from Optionor (x) must be solely used by Optionee in connection with Optionee's Due Diligence investigations and/or Optionee's normal business operations and (y) may only be sold to third parties after undergoing Optionee's proprietary extraction process, it being understood and agreed that Optionee shall not sell, convey or otherwise transfer the raw or unprocessed tar sands materials (without having undergone Optionee's proprietary process) to any third party. In the event Optionee exercises the Option and purchases the Property, the Assets, and the Permits, insofar as such Permits are transferable, Optionee shall not receive any credit of any kind against the Purchase Price for the amounts Optionee pays to purchase tar sands from Optionor. Optionee agrees that the License to access the Property shall terminate immediately upon termination of the Option Term and this Agreement for any reason other than the exercise of the Option contemplated herein, and Optionee shall be obligated to remove, within thirty (30) days of the termination of the Option Term or this Agreement for any reason, and at Optionee's sole cost and expense, all of its equipment, stored oil and other solvents, solutions or liquids, and to reclaim the Property to the satisfaction of DOGM or to turn over the reclamation bond required by DOGM and provided by Optionee, except that if the amount of the reclamation bond is insufficient to fully reclaim the Property, Optionee shall be solely responsible for paying all amounts necessary to fully reclaim the Property as required by DOGM.

5

b.	Optionee shall remain fully responsible for the performance of all persons involved in or engaged for the purposes set forth in Section 11.a., and for their compliance with all of the terms and conditions of this Agreement, as well as for all of such persons' compliance with all Applicable Law, as if each of such persons were Optionee's own employees. Nothing contained in this Agreement shall create any contractual relationship between Optionor and any employee, subcontractor or supplier of Optionee.

c.	Optionee shall at its own cost and expense, and during the Option Term, maintain and carry insurance in full force and effect which includes, but is not limited to: (i) commercial general liability insurance at coverage levels reasonably acceptable to Optionor but in no event less than $2,000,000 per occurrence, and (ii) workers' compensation insurance as required by Utah state law. The liability insurance obtained by Optionee under this Section shall: (A) be primary and non-contributing; (B) provide "occurrence" based coverage; and (C) not have a deductible or self-insured retention amount in excess of $5,000.00. All liability insurance policies shall: (I) name Optionor as an additional insured, and (II) provide that Optionor shall receive at least 30 days' written notice prior to cancellation of or change in coverage. Upon Optionor's request, Optionee shall promptly provide Optionor with certificates of insurance or other evidence reasonably satisfactory to Optionor of such insurance coverage. Optionee shall maintain all insurance required under this Agreement with companies duly authorized to issue insurance policies in the State of Utah and holding a Financial Strength Rating of "A" or better, and a Financial Size Category of "VIII" or larger, based on the most recent published ratings of the A.M. Best Company.

d.	Optionee shall pay any and all incremental reclamation bond and other fees assessed by DOGM for any additional reclamation that may result from Optionee's Due Diligence or other activities on the Property. Optionee's Due Diligence and other activities will be performed on a mutually agreed portion of the Property and will not interfere with any other portion of the Property (including, but not limited to, the Refinery Property) or Assets in any way.

e.	Optionee agrees to fully and timely pay all subcontractors and other persons and entities who or which perform work on or at the Property for or under Optionee or for or under any of Optionee's contractors, agents, or representatives, and further agrees not to permit any mechanics, materialmens, or other liens (collectively, "Liens") of any kind to be recorded against or with respect to the Property. In connection with the foregoing, Optionee shall be required to fully and finally resolve or bond any such Liens within thirty (30) days of such Liens being recorded, with appropriate documentation being recorded and filed evidencing the removal, cancellation and/or bonding of such Liens. Furthermore, Optionee agrees to indemnify, defend and hold Optionor harmless against any and all Liens, claims, damages, and liabilities, of any nature or kind, arising from or relating to Optionee's access to and use of the Property during the Option Term, except to the extent the foregoing results from the negligence or willful misconduct of Optionor or its agents, employees, licensees, or invitees. Such indemnification shall survive any termination of this Agreement for a period of two (2) years.

12.       Default by Optionee. In addition to Optionor's rights in the event that Optionee does not exercise the Option in the manner described in Section 7 on or before the Option Termination Date, or if Optionee fails to timely and fully perform or breaches any of its obligations under this Option Agreement, and such failure or breach has not been cured by Optionee within ten (10) days of Optionee's receipt of written notice of such breach from Optionor (an "Optionee Default"), then Optionor may terminate this Option Agreement immediately upon written notice to Optionee, and retain the Option Payment and all Extension Payments paid by Optionee (which, as described herein, are deemed to be fully earned by Optionor upon delivery, and are non-refundable, except upon the occurrence of an Optionor Default or in accordance with Section 8 hereof), as fully agreed upon liquidated damages for an Optionee Default.

13.       Default by Optionor. If Optionor commits an Optionor's Default, Optionee shall have the right to terminate this Option Agreement, obtain a refund of the Option Payment, and/or to seek such other relief Optionee may have hereunder, under Applicable Law, or in equity, including, without limitation, seeking injunctive relief to prevent a sale of the Property to a party other than Optionee and the filing of an action for specific performance.

6

14.      Assignment of Option. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns. Without the prior written consent of Optionor, which may be withheld by Optionor for any reason, in Optionor's discretion, Optionee may not assign its interest under this Agreement; provided, however, Optionee shall have the right, without Optionor's consent (but shall provide notice to Optionor), to assign its interest in this Agreement to an entity which is owned or controlled by Optionee or its principals.

15.       Confidentiality. Without the prior written consent of the other party or as otherwise expressly set forth herein, neither Optionee nor Optionor shall, and each shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated by this Agreement. Each party understands and agrees that certain of the information that will be furnished in connection with the Due Diligence investigation and exercise of the Option contemplated by this Agreement is confidential and proprietary, and each party agrees that it will maintain the confidentiality of the other party's confidential and proprietary information and will not disclose it to others (except that each party may make disclosures to such party's attorneys, accountants, and other professionals; in addition, Optionee shall be entitled to disclose all information it is required to disclose - but not more than the information it is required to disclose - as a consequence of being a publicly traded company) or use such other party's confidential and proprietary information, except in connection with evaluating the transactions contemplated by this Agreement, or, in the case of Optionee in Optionee's discretion, in connection with obtaining financing for the exercise of the Option contemplated by this Agreement, without the written consent of the other party. Information that is generally known or becomes known in the industry or that has been rightfully disclosed to the recipient party by third parties who have the legal right to do so shall not be deemed to be confidential or proprietary information for purposes of this Agreement. In the event that any party is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or similar process) to disclose any confidential or proprietary information supplied to it in connection with the transactions contemplated by this Agreement, such party agrees to provide the other party prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first party's compliance with the terms of this paragraph. In the event that the purchase and sale transaction contemplated by this Agreement is not consummated, each party agrees to promptly return to the other all confidential materials (and all copies thereof) that have been furnished to it.

16.       Notices. Unless specifically stated otherwise in this Agreement, all notices shall be in writing and delivered to Optionor, at 6440 S. Wasatch Boulevard, Suite 105 Salt Lake City, Utah 84121; and, if addressed to Optionee, at 2 Park Plaza, Suite 1200, Irvine, California 92614, by one or more of the following methods: (a) personal delivery, whereby delivery is deemed to have occurred at the time of delivery; (b) overnight delivery by a nationally recognized overnight courier company, whereby delivery is deemed to have occurred the business day following deposit with the courier; (c) registered or certified mail, postage prepaid, return receipt requested, whereby delivery is deemed to have occurred on the third business day following deposit with the United States Postal Service; or (d) electronic transmission (facsimile or electronic mail), if to Optionor at bandrewsen@kmclaw.com. and srasmussen@scalleyreading.net, and if to Optionee at matt@vivakor.com and trent@vivakor.com, provided that such transmission is completed no later than 5:00 pm on a business day and the original is also sent by personal delivery, overnight delivery or by mail in the manner previously described, whereby delivery is deemed to have occurred at the end of the business day on which the electronic transmission is complete.

17.       Costs. Except as expressly agreed upon otherwise by the parties, Optionee and Optionor shall each be responsible for and bear all of its own costs and expenses incurred in connection with the transactions contemplated by this Agreement, and no party shall be responsible for any of such costs and expenses of the other party. Notwithstanding the foregoing, should either party hereto employ an attorney or attorneys to enforce any of the terms and conditions hereof, or to protect any right, title, or interest created or evidenced hereby, the non-prevailing party in any action pursued in courts of competent jurisdiction shall pay to the prevailing party all costs, damages, and expenses, including reasonable attorneys' and legal fees, expended or incurred by the prevailing party. The terms, provisions and obligations contained in this Section shall survive the expiration or earlier termination of this Agreement.

7

18.      Governing Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Utah applicable to contracts executed in and to be performed in the State of Utah without regard to conflict of law provisions of the State of Utah. In any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Salt Lake County, Utah or the United States District Court for the District of Utah, Central Division; (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid; and (c) each of the parties irrevocably waives the right to a trial by jury.

19.       Recording. Absent the prior written consent of both of such parties, neither Optionor nor Optionee shall have the right to record this Agreement or any memorandum of this Agreement in the public records.

20.       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document.

21.       Time of Essence. Optionor and Optionee hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

22.       Obligations Surviving the Termination of this Option Agreement. Optionor and Optionee agree tl1.at the duties, obligations, and responsibilities of the parties set forth in the following provisions of this Option Agreement shall survive the termination of this Option Agreement for the periods expressly provided therein: 3, 4, 5, 6, 11.a, 11.b, 11.c, 11.d, 11.e, 15, 17, 18, and 19.

[SIGNATURE PAGE FOLLOWS]

8

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the Effective Date.

Tar Sands Holdings II, LLC, a Utah
limited liability company

By /s/ Jason Lee
Name: Jason Lee
Title: Manager

By /s/ Kevin Baugh
Name: Kevin Baugh
Title: Manager

Vivakor, Inc. a Nevada corporation

By /s/ Matthew Nicosia
Name: Matthew Nicosia
Title Chief Executive Officer

9

EXHIBIT A

DESCRIPTION OF THE PROPERTY

The Property is commonly known as Asphalt Ridge, Tar Sand Mine, located in Uintah County, Utah. This definition includes all appurtenances, rights and privileges pertaining to the Property.

Lands involved:

Township 4 South, Range 20 East S.L.M. Section 23: S½NE¼, N½SE¼

Section 24: S½NW¼, N½SW¼

Township 4 South, Range 21 East S.L.M.

Section 30: W½SE¼, SE%SE¼, less certain property described in a certain 'Debtor's Deed,' dated May 3, 2013, a copy of which Debtor's Deed has been provided to Buyer.

Section 31: W½NE¼, SE¼ NE¼ Section 31: NE¼NE¼

Section 32: SW¼ (surface only)

10

EXHIBIT B

MATERIAL TERMS OF THE PURCHASE AGREEMENT

This Exhibit B to a certain Option Agreement between "Seller" and "Buyer" (as such terms are defined below), sets forth the material terms relating to a proposed sale and purchase transaction (the "Proposed Transaction") whereby Seller will sell, and Buyer will buy, either: (i), certain "Property," "Permits," and "Assets" (as such terms are defined below) currently owned by Seller, or (ii) all of the membership interests in Seller. Although this Exhibit B does not, and is not intended to, contractually bind Seller and Buyer to execute and deliver the Purchase and Sale Agreement (as defined below), it, however, contains the material terms which Seller and Buyer have mutually agreed to incorporate into a binding purchase and sale agreement (the "Purchase and Sale Agreement"). Unless otherwise defined herein, all defined terms used in this Exhibit B shall have the same meanings as set forth in the Option Agreement.

Seller:	Tar Sands Holdings II, LLC, a Utah limited liability company
Buyer:	Vivakor, Inc., a Nevada corporation
Property:

Asphalt Ridge, Tar Sand Mine, Uintah County, Utah (the "Property"); and any and all permits (the "Permits") and other operational authorizations and all equipment currently located on the Property (the "Assets"). As set forth in the Option Agreement, in the event Optionor engages in a "Refinery Property Transaction" (as such term is defined in the Option Agreement), then the associated "Refinery Property" (as such term is also defined in the Option Agreement), shall not be considered to be part of the Property.

Assumed Liabilities:	Any lease and/or royalty interest(s) to which the Property is subject as of the closing (the "Closing") of the Proposed Transaction.
Purchase Price; Credits Arising In The Event Of A Sale Of The Refinery Property:

$17,500,000.00, plus either: (i) all of the funds associated with reclamation bonds previously posted with DOGM by Seller being released to Seller, or (ii) Buyer keeping such reclamation bonds in place and reimbursing Seller, in full and by wire transfer, for all of such amounts at the Closing, and (y) less a credit towards the Purchase Price in an amount equal to one-half (1/2) of the total consideration paid by any third party for any Refinery Property in connection with a Refinery Property Transaction, if any. Additionally, in the event any Refinery Property Transaction occurs, the amounts actually paid by Buyer in connection with the Option Payment and the Extension Payments, if any, shall credited towards the Purchase Price. The Purchase Price shall be paid as follows: (a) the amount of $                by wire transfer at Closing, and (b) the amount of $                , plus interest at the rate of _%, in equal monthly payments of $                over a period of                 months.

Payment Method:	By wire transfer to an account designated by Seller.
Closing Date:	Thirty (30) days after the end of the Option Term, as may be extended (or the mutual execution of the Purchase and Sale Agreement, whichever is earlier)
Closing Deliverables

1.     Bill of Sale;

2.    Assignment and Assumption Agreement for any Unexpired Leases pertaining to the Property;

3.    Assignment and Assumption of Executory Contracts pertaining to the Property;

4.    Assignment and Assumption Agreement for any Permits pertaining to the Property that are transferable.

11

Representations and Warranties of Seller:

Mutually agreed upon representations and warranties for the sale of the assets and equipment, including representations and warranties regarding:

a)   Title to the Property and Assets, except that, in the event Seller has engaged in a Refinery Property Transaction, the Refinery Property shall not be transferred to Buyer;

b)    Undisclosed Liabilities;

c)    Assigned Contracts;

d)    Absence of certain Changes, events and Conditions;

e)    Material Contracts;

f)     Compliance with law to the best of Seller's knowledge;

g     Permits;

h)    Legal Proceedings, Governmental Orders;

i)     Taxes; and

j)     Other mutually agreed upon representations and warranties.

It is understood that all of the Assets relating to this transaction will be sold by Seller, and purchased by Buyer, in their 'As-is,' 'Where-is,' 'With-all-faults' condition. As more particularly set forth in Section 7 of the Option Agreement, Seller will be making no representations or warranties relating to the condition, repair, value, fitness for a particular purpose, the quantity or quality of the equipment, resources, or reserves located on the Property, royalty obligations associated with the Property, types or marketability of products that might be produced using the equipment, resources, or reserves located at the Property, the potential for Optionee to be able to operate a successful business, or any similar representations or

Representations and Warranties of Buyer:	Mutually agreed upon representations and warranties for the purchase of the Property, the Permits, and the Assets.
Closing Conditions:

a)   Completion of Buyer's full Due Diligence investigation to Buyer's complete satisfaction in Buyer's sole discretion;

b)   receipt of all necessary consents and approvals of governmental bodies and regulatory authorities to the extent required by Buyer, including the Additional Permits;

c)    receipt of all necessary consents and approval of Buyer's lenders (to the extent applicable);

d)   receipt of all approvals, clearances and consents by third parties necessary or desirable for the consummation of the Proposed Transaction contemplated hereby, including, without limitation, all third-party consents required to assign or transfer any and all contracts and Assets of Seller to be assumed or purchased by Buyer;

e)     release of all security interests, if any, encumbering the Assets;

f)     absence of any material adverse change in the Property or the Assets, reasonable wear and tear excepted;

g)    absence of pending or threatened litigation regarding the Property, the Assets, Seller or any of Seller's members, except as expressly disclosed by Seller to Buyer;

h)    Title to the Property and Assets free and clear of any liens and encumbrances other than Permitted Exceptions;

i)     All of Seller's members shall have approved the Proposed Transaction and executed appropriate documentation;

j)     Customary covenants regarding Confidentiality; Governmental approvals and consents, and books and records;

k)    Buyer's payment of the applicable portion of the Purchase Price which is due at Closing;

l)     Buyer and Seller executing delivering all applicable Closing documents; and

m)   Other mutually agreed upon Closing Conditions.

12

Indemnifications:

Customary Indemnifications, including: Indemnification by Seller for any inaccuracy in or breach of any of the representations or warranties of Seller; any breach or non fulfillment of any covenant, agreement or obligation to be performed by Seller; any third party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its affiliates conducted, existing or arising on or prior to the Closing Date.

Indemnification by Buyer for any inaccuracy in or breach of any of the representations or warranties of Buyer; any breach or non fulfillment of any covenant, agreement or obligation to be performed by Buyer.

Governing Law:	State of Utah.

13